Exhibit 10.22

[GeNO Letterhead]

August 31, 2012

Pharos, LLC

45 First Avenue

Waltham, MA 02451

Attn: Theo Melas-Kyriazi, CFO

Re: Sublease of Portion of Space Located at 45 First Avenue, Waltham, MA

Dear Theo:

GeNO LLC proposes to sublease from Pharos, LLC certain space located at 45 First Avenue in Waltham, MA on the terms and conditions described below.

The space to be subleased by GeNO consists of the offices now or previously occupied by Messrs. Dasse, Melas-Kyriazi, Whiting, and Parsaie, which is approximately Six Hundred Twenty-Seven (627) square feet of space within the space leased by Pharos at 45 First Avenue in Waltham, MA, together with the right of access to those offices, and the use of the main conference room in the Pharos space (subject to the need of Pharos for the conference room). The use by GeNO of the subleased space will be subject to the rights and obligations of Pharos under the terms of a lease between Pharos (as Lessee) and Tecogen, Inc. (as Lessor). GeNO would display a sign both outside the building and in the main lobby of the building with GeNO’s company name, similar in size to the existing signage for Pharos. The rent for the subleased space shall be One Thousand Five Hundred Dollars ($1,500) per month, beginning September 1, 2012.

In addition, GeNO would pay an amount equal to Fifty Dollars ($50) per month for internet access to be provided by Pharos in the subleased space, and if GeNO requests the use of Pharos telephones located in the subleased offices or the Pharos copier on the premises, GeNO would pay an amount equal to One Hundred Fifty Dollars ($150) per month (plus any charges for international calls) for the use of telephones, and One Hundred Fifty Dollars ($150) per month for the use of the Pharos copier.

The term of the sublease would be through March 31, 2014, although the term would be terminable by either Pharos or GeNO upon not less than ninety (90) days’ written notice to the other party.

GeNO also requests that Pharos offer to sublease to GeNO any additional space in the portion of the building leased by Pharos at 45 First Avenue in Waltham on the terms and conditions set forth in this letter, including rent at the same amount per square foot (and appropriate adjustment for the cost of internet access and the use of the Pharos telephones and copier for any additional subleased space) when and if Pharos determines that it does not need such space for its own use.

This letter agreement supersedes the letter agreement dated as of March 1, 2012 between GeNO and Pharos relating to the sublease on a part time basis of the space consisting of the offices now or previously occupied by Messrs. Dasse and Whiting.

If Pharos is in agreement with the foregoing please have this letter signed by Pharos and Tecogen and return a fully signed original to me.

Sincerely,

By:	/s/ David Fine
Name:	David Fine
Title:	President

AGREED:

PHAROS, LLC

By:	/s/ Theo Melas-Kyriazi
Name:	Theo Melas-Kyriazi
Title:	CFO

Consent of Tecogen, Inc.:

As the Lessor under a lease between Pharos (as Lessee) and Tecogen, Inc. (as Lessor), Tecogen hereby consents to the sublease described in the foregoing letter agreement.

TECOGEN, INC.

By:	/s/ Anthony Loumidis
Name:	Anthony Loumidis
Title:	VP & Treasurer